EXHIBIT
                                                                         4.2


                            EMPLOYEE RESTRICTED STOCK
                               PURCHASE AGREEMENT




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                            J-BIRD MUSIC GROUP, LTD.


                  EMPLOYEE RESTRICTED STOCK PURCHASE AGREEMENT

This Agreement is made as of the 1st day of March, 2001, by and between J-Bird Music, a Pennsylvania corporation (the "Corporation"), and the employees listed on Schedule I attached hereto (collectively "Purchasers").

In consideration of the mutual covenants and representations set forth herein, the Corporation and the Purchasers agree as follows:

1. Purchase and Sale of Stock.

(a) Subject to the terms and conditions of this Agreement, the Corporation hereby agrees to sell to Purchasers and Purchasers agrees to purchase from the Corporation on the Closing Date (as herein defined), the number of shares of the Corporation's Common Stock (the "Stock") set opposite their respective names on
Schedule I attached hereto at a price of $0.085 per share, for an aggregate purchase price of $68,000.00 or $17,000.00 for each Purchaser. The purchase price for the Stock shall be paid in cash or, if permitted by the Corporation, by the performance of employment services already performed or to be performed.

(b) Upon the occurrence of a default by any Purchaser in the payment or performance of the employment duties or the termination of his or her employment for cause, the Corporation shall be entitled to immediate possession of the Stock of the defaulting or terminated Purchaser and all rights and remedies of a secured party under the Commercial Code of the State of Connecticut.

2. Closing. The purchase and sale of the Stock shall occur at a Closing to be held at such time and place (the "Closing Date"), as designated by the Corporation by written notice to each of the Purchasers of at least one (1) business day prior to the Closing Date. The Closing will take place at the principal office of the Corporation or at such other place as shall be designated by the Corporation. At the Closing, each Purchaser shall deliver to the Corporation a check in the amount of the purchase price payable to the order of the Corporation and/or, if the consideration is to be paid in employment services by any Purchaser, the Corporation and each such Purchaser shall agree on the value of employment services already performed and the value of and term length of services to performed, and the Corporation will issue, as promptly thereafter as practicable, certificates representing the Stock registered in the name of each such Purchaser.

3. Purchase Option.

(a) All of the Stock shall be subject to the right and option of the Corporation to repurchase the Stock (the "Purchase Option") as set forth in this Section 3. In the event Purchaser shall cease to be employed by the Corporation before completion of any Purchaser's employment term with the Corporation (including a parent or subsidiary of the Corporation) for any reason, or no reason, with or without cause, excluding, death or temporary or permanent disability (the

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"Termination"), the Purchase Option shall come into effect. Following a
Termination, the Corporation shall have the right, as provided in subparagraph
(b) hereof, to purchase from the terminated Purchaser or his or her personal representative, as the case may be, at the purchase price per share originally paid as set forth in Section 1 hereof (the "Option Price"), a portion of the Stock computed as follows:

(i) If the Termination of any Purchaser giving rise to the right to exercise the Purchase Option for his or her shares of Stock occurs on or prior to April 30, 2001 (the "Commencement Date"), the Purchase Option shall apply to 100% of the Stock of the terminated Purchaser.

(ii) If the Termination of any Purchaser giving rise to the right to exercise the Purchase Option occurs after the Commencement Date, the Purchase Option shall apply to that portion of the terminated Purchaser's Stock which is a fraction of 100% of the Stock, the numerator of which shall be a number equal to 61 minus the total number of calendar days elapsed from the Closing Date to the date of Termination, and the denominator of which shall be 61.

(b) Within 90 days following a Termination, the Corporation shall notify the terminated Purchaser by written notice delivered or mailed as provided in subparagraph 9(c), as to whether it wishes to purchase the Stock pursuant to exercise of the Purchase Option. If the Corporation (or its assignee) elects to purchase the Stock hereunder, it shall set a date for the closing of the transaction at a place and time specified by the Corporation, or, at Corporation's option, such closing may be consummated by mail as provided in
Section 9(c) hereof. At such closing, the Corporation (or its assignee) shall tender payment for the Stock and the certificates representing the Stock so purchased shall be cancelled. The Option Price shall be payable, at the option of the Corporation, by deducting the value of employment service not performed or by cancellation of all or any outstanding indebtedness of Purchaser to the Corporation or in cash or by check.

4. Stock Splits, etc. If, from time to time during the term of this Agreement:
(a) There is any stock dividend or liquidating dividend of cash and/or property, stock split or other change in the character or amount of any of the outstanding securities of the Corporation; or

(b) There is any consolidation, merger or sale of all, or substantially all, of the assets of the Corporation; then, in such event, any and all new, substituted or additional securities or other property to which each Purchaser is entitled by reason of his ownership of Stock shall be immediately subject to this Agreement and be included in the word "Stock" for all purposes with the same force and effect as the shares of Stock presently subject to the Purchase Option, right of first refusal and other terms of this Agreement. While the aggregate Option Price shall remain the same after each such event, the Option Price per share of Stock upon execution of the Purchase Option shall be appropriately adjusted.

5. Restriction on Transfer; Right of First Refusal.

(a) Each Purchaser agrees he or she shall not sell, transfer, pledge, hypothecate or otherwise dispose of any shares of the Stock owned by him or her which remain subject to the Purchase Option.

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(b) Before any shares of Stock registered in the name of any Purchaser that are no longer subject to the Purchase Option may be sold or transferred (including transfer by operation of law), such shares shall first be offered to the Corporation in accordance with the following terms and conditions:

(i) Each Purchaser who intends to sell or transfer his or her shares shall deliver a notice (the "Notice") to the Corporation stating (A) his or her bona fide intention to sell or transfer such shares, (B) the number of such shares to be sold or transferred, (C) the price for which he or she proposes to sell or transfer such shares, and (D) the name of the proposed purchaser or transferee.

(ii) Within thirty (30) days after receipt of the Notice from any Purchaser, the Corporation or its assignee may elect to purchase any or all shares to which the Notice refers, at the price per share specified in the Notice.

(iii) If all of the shares to which the Notice refers are not elected to be purchased as provided in subparagraph 5(b)(ii) hereof, such Purchaser may sell the remaining shares to any person named in the Notice at the price specified in the Notice or at a higher price, provided that such sale or transfer is consummated within 60 days of the date of said Notice to the Corporation, and, provided further, that any such sale is in accordance with all the terms and conditions hereof.

The provisions of this Section 5 shall terminate on (i) the effective date of a registration statement filed by the Corporation under the Securities Act of 1933, as amended (the "Act"), with respect to any public offering of Common Stock of the Corporation or (ii) the closing date of a sale of assets or merger of the Corporation pursuant to which shareholders of this Corporation receive securities of a buyer whose shares are publicly traded. The provisions of this
Section 5 shall not apply to a transfer of any shares of Stock by any Purchaser, either during his or her lifetime or on death by will or intestacy to his or her ancestors, descendants or spouse, or any custodian or trustee for the account of such Purchaser or such Purchaser's ancestors, descendants or spouse, provided, in each such case, a transferee shall receive and hold such shares subject to the provisions of this Section 5 and there shall be no further transfer of such shares in accordance herewith.

The Corporation shall not be required (i) to transfer on its books any shares of Stock which shall have been sold or transferred by any Purchaser in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

6. Legends. All certificates representing any of the shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legends:

(a) "THE SHARES REPRESENTED BY THIS CERTIFICATION ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER, RIGHT OF REPURCHASE AND RIGHT OF FIRST REFUSAL AS SET FORTH IN AN AGREEMENT BETWEEN THE

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CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE
PRINCIPAL OFFICE OF THE CORPORATION."

(b) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

(c) Any legend required to be placed thereon by applicable securities laws of any state.

7. Purchasers' Representations. In connection with his purchase of the Stock, each of the Purchasers hereby represents and warrants to the Corporation as follows:

(a) Investment Intent; Capacity to Protect Interests. He or she is purchasing the Stock solely for his or her own account for investment and not with a view to or for sale in connection with any distribution of the Stock or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Stock or any portion thereof in any transaction other than a transaction exempt from registration under the Act. The Purchaser also represents that the entire legal and beneficial interests of the Stock is being purchased, and will be held, for the Purchaser's account only, and neither in whole nor in part for any other person. Purchaser either has a preexisting business or personal relationship with the Corporation or any of its officers, directors or controlling persons or by reason of his or her business or financial experience or the business or financial experience of his or her professional advisors who are unaffiliated with and who are not compensated by the Corporation or any affiliate or selling agent of the Corporation, directly or indirectly, could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Corporation and to protect his or her own interests in connection with this transaction.

(b) Residence. Each of the Purchaser's principal residence is located at the address indicated beneath the Purchaser's signature below.

(c) Information Concerning Corporation. Each of the Purchasers has heretofore discussed the Corporation and its plans, operations and financial condition with the Corporation's officers and has heretofore received all such information as each of the Purchasers has deemed necessary and appropriate to enable him or her to evaluate the financial risk inherent in making an investment in the Stock, and he or she has received satisfactory and complete information concerning the business and financial condition of the Corporation in response to all inquiries in respect thereof.

(d) Economic Risk. Each Purchaser realizes that the purchase of the Stock will be a highly speculative investment and involves a high degree of risk, and he or she is able, without impairing his or her financial condition, to hold the Stock for an indefinite period of time and suffer a complete loss on his or her investment.

(e) Restricted Securities. Each Purchaser understands and acknowledges that:

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(i) the sale of the Stock has not been registered under the Act, the Stock must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available and the Corporation is under no obligation to register the Stock;

(ii) the share certificate representing his or her Stock will be stamped with the legends specified in Section 6 hereof; and

(iii) the Corporation will make a notation in its records of the aforementioned restrictions on transfer and legends.

(f) Disposition of the Stock. Each Purchaser represents that he or she is familiar with the provisions of Rule 144, promulgated under the Act, which, in substance, permit limited public sale of "restricted securities" acquired, directly or indirectly from the issuer thereof, in a nonpublic offering, subject to the satisfaction of certain conditions. In the event the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each Purchaser is subject to the satisfaction of certain of the conditions specified by Rule 144, including among other things: (1) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as that term is defined under the Exchange Act); and (2), the availability of certain public information about the Corporation, and the amount of the Corporation's securities being sold during any three month period not exceeding the limitations specified in Rule 144(e).

Each Purchaser acknowledges and understands that the shares of stock purchased hereby may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires among other things: (1) the resale occurring not less than one year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate, or of a nonaffiliate who has held the securities less than two years, (2) the availability of certain public information about the Company, (3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as that term is defined under the Exchange Act), and (4) the amount of the Corporation's securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable.

(g) Further Limitations on Disposition. Without in any way limiting Purchasers' representations set forth above, each Purchaser further agrees that he or she shall in no event make any disposition of all or any portion of the Stock unless and until:

(i)(A) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or (B)(1) each Purchaser shall have notified the Corporation of his or proposed disposition and shall have furnished the Corporation with a detailed statement of the circumstances surrounding the proposed disposition, (2) each Purchaser shall have furnished the Corporation with an opinion of the Corporation's counsel to the effect that such disposition will not require registration of such shares under the Act.

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(ii) The shares of Stock proposed to be transferred are no longer subject to the
Purchase Option set forth in Section 3 hereof and the Purchaser shall have complied with the right of first refusal set forth in Section 5 hereof.

(h) Valuation of Common Stock. Each Purchaser understands that the Stock has been valued by the board of directors of the Corporation and that the Corporation believes this valuation represents a fair attempt at reaching an accurate appraisal of its worth; each Purchaser understands, however, that the Corporation can give no assurances that such price is in fact the fair market value of the Stock and that it is possible that, with the benefit of hindsight, the Internal Revenue Service would successfully assert that the value of the Common Stock on the date of purchase is greater than so determined.

If the Internal Revenue Service were to succeed in a tax determination that the Stock received had value greater than that upon which the transaction was based, the additional value would constitute ordinary income as of the date of its receipt. The additional taxes (and interest) due would be payable by each Purchaser, and there is no provision for the Corporation to reimburse each Purchaser for that tax liability, and each Purchaser assumes all responsibility for such potential tax liability. In the event such additional value would represent more than 25 percent of each Purchaser's gross income for the year in which the value of the shares were taxable, the Internal Revenue Service (the "I.R.S.") would have six years from the due date for filing the return (or the actual filing date of the return if filed thereafter) within which to assess such Purchaser the additional tax and interest which would then be due.

The Corporation would have the benefit, in any such transaction, if a determination was made prior to the three-year statute of limitations period affecting the Corporation, of an increase in its deduction for compensation paid, which would offset its operating profits, or, if not profitable, would create a net operating loss carry forward arising from operations in that year.

(i) Section 83(b) Election. Each Purchaser understands that Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, "restriction" means the right of the Corporation to buy back the stock pursuant to the Purchase Option. In the event the Corporation has registered its securities under the Exchange Act, "restriction" with respect to officers, directors and 10% shareholders also means the six-month period after the Closing during which such officers, directors and 10% shareholders are subject to suit under Section 16(b) of the Exchange Act. Each Purchaser understands that if such provision is applicable to him or her he or she may elect to be taxed at the time the Stock is purchased rather than when and as the Purchase Option or six-month Section 16(b) period expires by filing an election under Section 83(b) of the Code with the I.R.S. within thirty (30) days from the date of purchase. Even if the fair market value of the Stock equals the amount paid for the Stock, the election must be made to avoid adverse tax consequences in the future. The form for making this election will be made available by the Corporation upon request of any Purchaser. Each Purchaser understands that failure to make this filing timely will result in the recognition of ordinary income by such Purchaser, as the Purchase Option lapses, or after the lapse of the six month
Section 16(b) period, on the difference between the purchase price and the fair market value of the Stock at the time such restrictions lapse. Each

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Purchaser further understands that the income tax laws of the State of
Connecticut contain provisions similar to Section 83.

THE PURCHASER ACKNOWLEDGES THAT IT IS THE PURCHASER'S SOLE RESPONSIBILITY AND NOT THE CORPORATION'S TO FILE TIMELY THE ELECTION UNDER INTERNAL REVENUE CODE
SECTION 83(b) AND UNDER ANY CORRESPONDING PROVISIONS OF STATE TAX LAW, EVEN IF THE PURCHASER REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PURCHASER'S BEHALF.

8. Escrow. Any Purchaser who is to perform employment services in the future. As security for the faithful performance of the terms of this Agreement and the Note or Notes and to ensure the availability for delivery of the Purchaser's Stock upon exercise of the Purchase Option herein provided for, the Purchaser agrees to deliver to and deposit with the Secretary of the Corporation, or such other person designated by the Corporation, as escrow agent in this transaction (the "Escrow Agent"), two Stock Assignments duly endorsed (with date and number of shares blank) in the form attached hereto as Exhibit __, together with the certificate or certificates evidencing the Stock; said documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to the joint Escrow Instructions of the Corporation and the Purchaser set forth in Exhibit __ attached hereto and incorporated by this reference, which instructions shall also be delivered to the Escrow Agent at the closing hereunder.

9. Miscellaneous.

(a) Subject to the provisions and limitations hereof, each Purchaser may, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Corporation with respect to the Stock deposited in said escrow.

(b) The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the appropriate Purchaser at his or her address shown on the Corporation's employment records and to the Corporation at the address of its principal corporate offices (attention: President) or at such other address as such party may designate by ten days' advance written notice to the other party hereto.

(d) The Corporation may assign its rights and delegate its duties under this Agreement, including paragraphs 3 and 5 hereof. If any such assignment or delegation requires consent of any state securities authorities, the parties agree to cooperate in requesting such consent. This Agreement shall inure to the benefit of the successors and assigns of the Corporation and, subject to the restrictions on transfer herein set forth, be binding upon each Purchaser, his or her heirs, executors, administrators, successors and assigns.

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(e) Each Purchaser hereby authorizes and directs the Secretary or Transfer Agent of the Corporation to transfer the Stock as to which the Purchase Option or right of first refusal has been exercised from Purchaser to the Corporation.

(f) Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Corporation, or a parent or subsidiary of the Corporation, to terminate any of the Purchasers' employment, for any reason, with or without cause.

(g) this Agreement may be signed and delivered in several counterparts and each counterpart shall be a separate agreement between the Purchaser signing it and the Corporation.



IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

J-Bird Music Group, Ltd.

/S/ HOPE D. TROWBRIDGE
Hope D. Trowbridge, President


/S/ ROBERT MORRISON
Robert Morrison


/S/ ASA FISH
Asa Fish


/S/ DARREN NOWICKI
Darren Nowicki


/S/ HOPE D. TROWBRIDGE
Hope D. Trowbridge


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                                   SCHEDULE I

Employee                            Value of Services         No. Shares
--------                            -----------------         ----------

Robert Morrison                     $17,000                   200,000
Address:


Asa Fish                            $17,000                   200,000
Address:


Darren Nowicki                      $17,000                   200,000
Address:


Hope D. Trowbridge                  $17,000                    200,000
Address: 2 Springhill Avenue #17
Norwalk, CT 06850